Exhibit 10.17

AMENDED AND RESTATED LOAN AGREEMENT

BETWEEN

GOODMAN CO. LTD.

AND

BIOCEPT, INC.

WHEREAS, Biocept, Inc., a California corporation (“Borrower”) and Goodman Co. Ltd. (“Lender”) are parties to that certain Amended and Restated Loan Agreement dated January 29, 2009 (the “Prior Loan Agreement”), which amended and restated that certain Amended and Restated Loan Agreement dated June 26, 2007 (the “First Amended Loan Agreement”), which amended and restated that certain Loan Agreement dated April 20, 2005;

WHEREAS, the Lender has agreed to amend the terms of the Prior Loan Agreement effective on the Effective Date (as defined below) in order to extend the Maturity Date (as defined below), amend the timing of payments made by Borrower to Lender, and to provide for such other amendments as provided for herein; and

WHEREAS, in order to document these amendments, Borrower and Lender desire to amend and restate in its entirety the Prior Loan Agreement and to accept the rights and obligations created pursuant hereto in lieu of the rights and obligations granted them under the Prior Loan Agreement.

NOW THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties to the Prior Loan Agreement hereby agree that the Prior Loan Agreement shall be superseded and replaced in its entirety by this Amended and Restated Loan Agreement, and the parties hereto further agree as follows:

1. Promise to Pay. Borrower hereby unconditionally promises to pay to the order of Lender in lawful money of the United States of America and in immediately available funds, the principal sum of Three Million Dollars ($3,000,000.00) (the “Loan”), together with accrued and unpaid interest thereon, due and payable as set forth below. Once repaid, amounts under the Loan may not be reborrowed.

2. Funding. On April 20, 2005 (the “Closing Date”), Lender credited by wire transfer the full principal amount of the Loan at such time to Borrower’s account with such bank as Borrower specified in writing to Lender.

3. Interest.

(a) From the date of execution of the First Amended Loan Agreement through January 31, 2009, interest accrued in the amount of and was paid in accordance with the First Amended Loan Agreement.

(b) From February 1, 2009 through April 30, 2010, interest began accruing on all amounts outstanding under the Loan at the rate of the variable rate of interest, per annum, published as the “prime lending rate” in the Wall Street Journal (the “Prior Interest Obligation”).

The accrued Prior Interest Obligation was due and payable quarterly in arrears on the last business day of each three-month quarter beginning February 1, 2009 through April 30, 2010 and was calculated on the basis of a 365 day year for the actual number of days elapsed.

(c) On the Effective Date, Borrower shall pay Lender all unpaid interest which has accrued under the Loan pursuant to Section 3(a) and 3(b) above.

(d) Following April 30, 2010, interest began accruing on all amounts outstanding under the Loan at the fixed rate of 3.25% per annum (the “Revised Interest Obligation”). The accrued Revised Interest Obligation shall be due and payable quarterly in arrears on the last business day of each three-month quarter beginning May 1, 2010 and shall be calculated on the basis of a 365 day year for the actual number of days elapsed.

4. Effective Date Balloon Payment. On the Effective Date, Borrower shall pay Lender $750,000, which such amount shall be credited towards the principal balance outstanding under the Loan, such that immediately following the Effective Date, the principal sum of $2,250,000 shall be outstanding under the Loan.

5. Quarterly Principal Payments. Beginning May 1, 2010, Borrower shall pay Lender the applicable Quarterly Principal Payment, which such amount shall be due and payable quarterly in advance on the first business day of each three-month quarter beginning on May 1, 2010, which such amount shall be credited towards the principal balance outstanding under the Loan; provided, however, that the parties hereby agree that the Quarterly Principal Payment otherwise due and payable on May 3, 2010 shall be paid to Lender on the Effective Date. The “Quarterly Principal Payment” shall be an amount equal to:

(a) for payments due and payable during the period between May 1, 2010 through December 31, 2011, the Quarterly Principal Payment shall be an amount equal to $45,000;

(b) for payments due and payable during the period between January 1, 2012 through December 31, 2013, the Quarterly Principal Payment shall be an amount equal to $90,000; and

(c) for payments due and payable during the period between January 1, 2014 through the Maturity Date, the Quarterly Principal Payment shall be an amount equal to $150,000.

6. Maturity. On the earliest to occur of (a) the tenth anniversary of the Closing Date, (b) the date immediately prior to Borrower’s closing of an Acquisition or Asset Transfer (each as defined in Borrower’s Amended and Restated Articles of Incorporation), or (c) the first business day following the closing of an equity financing transaction involving the sale by the Borrower of its equity securities, or securities that are otherwise convertible into equity securities of the Borrower, in which the Borrower receives an aggregate of at least $25,000,000 in cumulative gross proceeds, any principal and interest amounts that remain outstanding under the Loan shall be fully due and payable (the “Maturity Date”).

7. Prepayment. Borrower at any time may prepay any principal amounts in whole or in part, together with the interest on the amount being prepaid up to the date of such payment, without penalty or premium.

8. Place of Payment. Unless another place of payment shall be specified in writing by Lender, all amounts payable hereunder shall be paid by wire transfer to Lender’s account with RESONA BANK, LIMITED IMAIKE BRANCH as provided below:

RESONA BANK, LIMITED IMAIKE BRANCH

5-1-5 IMAIKE, CHIKUSA-KU, NAGOYA, JAPAN

Telegraphic Address: N/A

ABA Routing Number (SWIFT Address): DIWAJPT

Beneficiary Name: GOODMAN CO., LTD.

                                 108 Fujigaoka, Meito-ku, Nagoya 465-0032 Japan

Account Number: 103571

Telephone: +81(52)774-4350

9. Application of Payments. Except as otherwise provided for in Section 4 and Section 5, payments under this Amended and Restated Loan Agreement shall be applied first to accrued interest, and thereafter to the outstanding principal balance hereof.

10. Preferred Stock Warrant. In exchange for entering into the Prior Loan Agreement, Borrower issued Lender a Warrant to Purchase Preferred Stock, exercisable for 1,000,000 shares of the Borrower’s Series AA Preferred Stock.

11. Security Agreement. In exchange for entering into this Amended and Restated Loan Agreement, Borrower and Lender shall enter into a Subordinated Security Agreement, substantially in the form attached hereto as Exhibit A (the “Security Agreement”), pursuant to which any principal and interest amounts that remain outstanding under the Loan shall be secured by a security interest in the assets of the Borrower as provided for in the Security Agreement.

12. Binding Arbitration. Any dispute regarding this Amended and Restated Loan Agreement shall be resolved by binding arbitration. Any such arbitration shall be conducted under the auspices of the International Arbitration Association and such proceedings shall be conducted under the Rules of Conciliation and Arbitration of the International Chamber of Commerce.

13. Choice of Law. This Amended and Restated Loan Agreement shall be construed in accordance with the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Loan Agreement to be executed on May 18, 2010 (the “Effective Date”).

BORROWER	LENDER

BIOCEPT, INC.	GOODMAN CO. LTD.

By: /s/ S. M. Coutts	By: /s/ Takehito Yogo

Name: Stephen M. Coutts	Name: Takehito Yogo

Title: President & CEO	Title: President & CEO

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